Exhibit 99.1

META FINANCIAL GROUP, INC.® ANNOUNCES RECORD EARNINGS FOR 2019 FISCAL YEAR
- 2019 Fiscal Fourth Quarter Net Income of $20.2 million, or $0.53 Per Diluted Share -
- Fiscal 2019 Net Income of $97.0 million, or $2.49 Per Diluted Share -
- Fiscal 2019 Earnings Per Share up 49% Versus Fiscal 2018 -

Sioux Falls, S.D., October 24, 2019 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $20.2 million, or $0.53 per diluted share, for the three months ended September 30, 2019, compared to net income of $8.7 million, or $0.24 per diluted share, for the three months ended September 30, 2018. The Company reported record net income of $97.0 million, or $2.49 per diluted share, for the fiscal year ended September 30, 2019, compared to net income of $51.6 million, or $1.67 per diluted share, for the fiscal year ended September 30, 2018.
“Earnings for the full fiscal year nearly doubled year-over-year, and more than doubled in the fiscal fourth quarter compared to the same period last year. This is reflective of the earnings power of the Company following our merger with Crestmark,” said President and CEO Brad Hanson. “Looking ahead, we remain focused on delivering against the key initiatives we have outlined with the goal of driving long-term value to shareholders. Finally, we continued to return excess capital to shareholders via quarterly dividends and ongoing share repurchases and plan to maintain flexibility as we continue to optimize our capital structure.”
Highlights for the 2019 Fiscal Fourth Quarter and Year Ended September 30, 2019

•	Total gross loans and leases at September 30, 2019 increased 24% to $3.65 billion compared to September 30, 2018, and increased by $25.5 million, or 1%, when compared to June 30, 2019.

•	Average deposits from the payments division increased $271.1 million, or 11%, to $2.63 billion for the 2019 fiscal fourth quarter when compared to the same quarter of fiscal 2018.

•
Total revenue for the fiscal 2019 fourth quarter was $101.6 million, an increase of 39% from the same period of the prior year. Total revenue for the fiscal year ended September 30, 2019 was $486.8 million, an increase of 54% from the fiscal year ended September 30, 2018.

•
Net interest income was $65.6 million for the 2019 fiscal fourth quarter, an increase of $17.1 million, or 35%, compared to $48.5 million for the fourth quarter of fiscal 2018. Total fiscal year 2019 net interest income was $264.2 million, representing a $133.7 million increase over the prior fiscal year.

•
Net interest margin ("NIM") was 4.95% for the fiscal fourth quarter of 2019, an increase from 4.05% over the same period of the prior year, while the tax-equivalent net interest margin ("NIM, TE") increased to 5.00% from 4.27% over that same period. NIM for the 2019 fiscal year was 4.91% compared to 3.14% during fiscal year 2018 while NIM, TE increased to 5.02% for fiscal year 2019 from 3.41% for fiscal year 2018.

•
The Company recognized $3.5 million pre-tax, or $0.07 per share on an after-tax basis, in compensation and benefits expense charges during the fiscal 2019 fourth quarter related to organizational changes, including severance, to further support its key strategic initiatives and drive enhanced operating leverage.

•
Repurchased $3.5 million, or 106,038 shares at an average price of $33.01 per share during the fiscal 2019 fourth quarter. For the 2019 fiscal year, the Company repurchased an aggregate of $46.5 million, or 1,680,772 shares at an average price of $27.67 per share. As of September 30, 2019, 319,228 shares remained available for repurchase under the common stock share repurchase program that was announced during the fiscal 2019 second quarter.

Net Interest Income
Net interest income for the fiscal 2019 fourth quarter was $65.6 million, an increase of 35% from the same quarter in 2018. The increase was driven primarily by growth in loans and leases, largely attributable to the Company's commercial, consumer and warehouse finance portfolios.
During the fourth quarter of fiscal 2019, loan and lease interest income grew by $25.5 million, when compared to the same quarter in fiscal 2018, offset in part by an increase in interest expense of $3.5 million. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended September 30, 2019 increased to 71%, from 52% for the quarter ended September 30, 2018, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 28% from 46% over that same period. The Company’s average interest-earning assets for the fiscal 2019 fourth quarter grew by $515.9 million, or 11%, to $5.26 billion from the same quarter of the prior year, primarily as a result of growth in loans and leases in the Company's commercial finance portfolio.
NIM was 4.95% in the fiscal 2019 fourth quarter, an increase of 90 basis points from 4.05% in the fourth quarter of fiscal 2018. The net effect of purchase accounting accretion contributed 14 basis points to NIM for the fourth quarter of fiscal 2019 and 12 basis points to NIM for the same period of the prior year.
The overall reported tax-equivalent yield (“TEY”) on average-earning asset yields increased by 90 basis points to 6.15% when comparing the fiscal 2019 fourth quarter to the fiscal 2018 fourth quarter, driven primarily by the Company's improved earning asset mix, which reflects higher balances for the national lending portfolio. The fiscal 2019 fourth quarter TEY on the securities portfolio was 2.83% compared to 3.09% for the same period of the prior fiscal year.
The Company's cost of funds for all deposits and borrowings averaged 1.17% during the fiscal 2019 fourth quarter, compared to 1.01% for the fiscal 2018 fourth quarter. This increase was primarily due to an increase in the cost of wholesale funding, including brokered deposits. The Company's overall cost of deposits was 0.95% in the fiscal fourth quarter of 2019, compared to 0.78% in the same quarter of fiscal 2018.
Noninterest Income
Fiscal 2019 fourth quarter noninterest income was $36.0 million, an increase of 46% over the same quarter of fiscal 2018, which was due in large part to increases in rental income and gain on sale of loans and leases, primarily as a result of the Crestmark merger. Also contributing to the increase were growth in deposit fees and an improvement in gain (loss) on sale of securities. Partially offsetting the increase were decreases in card fee income and other income over that same period of the prior fiscal year. The card fee income decrease was primarily related to the transition of certain fees to deposit fees.
Noninterest Expense
Noninterest expense increased to $76.1 million, or 14%, for the fiscal 2019 fourth quarter, compared to the same quarter in fiscal 2018, primarily due to increases in compensation and benefits, operating lease depreciation expense, and occupancy and equipment expense. These increases were primarily a result of the Crestmark merger. The increase in noninterest expense was partially offset by a decrease in legal and consulting expenses when comparing the fiscal 2019 fourth quarter to the same period of the prior year. The Company recognized $3.5 million pre-tax in compensation and benefits expense related to organizational changes, including severance, during the fiscal fourth quarter of 2019.
Income Tax Expense
The Company recorded an income tax benefit of $0.1 million for the fiscal 2019 fourth quarter, compared to an income tax benefit of $7.6 million for the fiscal 2018 fourth quarter. The fiscal 2018 fourth quarter results included a $4.6 million income tax benefit recognized by the Company as a result of amending a historical tax return of Crestmark, Bancorp, Inc. Also contributing to the reduced income tax benefit was an increase in net income before tax during the fourth quarter of fiscal 2019 compared to the same period of the prior year. For the 2019 fiscal year, our effective tax rate was (3.4)%, compared to 9.0% for the 2018 fiscal year.

The Company originated $19.7 million in solar leases during the fiscal 2019 fourth quarter, compared to $15.0 million in solar leases originated during the fiscal 2018 fourth quarter, and originated $104.4 million in solar leases for the 2019 fiscal year. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Total investments	$1,407,257	$1,502,640	$1,649,754	$1,855,791	$2,019,968

Loans held for sale
Consumer credit products	122,299	45,582	42,342	24,233	—
SBA/USDA(1)	26,478	17,257	17,403	9,327	15,606
Total loans held for sale	148,777	62,839	59,745	33,560	15,606

National Lending
Asset based lending	688,520	615,309	572,210	554,072	477,917
Factoring	296,507	320,344	287,955	284,912	284,221
Lease financing	381,602	341,957	321,414	290,889	265,315
Insurance premium finance	361,105	358,772	307,875	330,712	337,877
SBA/USDA	88,831	99,791	77,481	67,893	59,374
Other commercial finance	99,665	99,677	98,956	89,402	85,145
Commercial Finance(2)	1,916,230	1,835,850	1,665,891	1,617,880	1,509,849
Consumer credit products	106,794	155,539	139,617	96,144	80,605
Other consumer finance	161,404	164,727	170,824	182,510	189,756
Consumer Finance	268,198	320,266	310,441	278,654	270,361
Tax Services	2,240	24,410	84,824	76,575	1,073
Warehouse Finance	262,924	250,003	186,697	176,134	65,000
Total National Lending loans and leases	2,449,592	2,430,529	2,247,853	2,149,243	1,846,283
Community Banking
Commercial real estate and operating	883,932	877,412	869,917	863,753	790,890
Consumer one-to-four family real estate and other	259,425	256,853	257,079	256,341	247,318
Agricultural real estate and operating	58,464	61,169	60,167	58,971	60,498
Total Community Banking loans	1,201,821	1,195,434	1,187,163	1,179,065	1,098,706
Total gross loan and leases	3,651,413	3,625,963	3,435,016	3,328,308	2,944,989
Allowance for loan and lease losses	(29,149)	(43,505)	(48,672)	(21,290)	(13,040)
Net deferred loan and lease origination fees (costs)	7,434	5,068	2,964	1,190	(250)
Total loan and leases, net of allowance	$3,629,698	$3,587,526	$3,389,308	$3,308,208	$2,931,699
(1) The September 30, 2019 balance included $0.7 million of an interest rate mark premium related to the acquired loans and leases from the Crestmark acquisition.
(2) The September 30, 2019 balance included $5.6 million and $2.6 million of credit and interest rate mark discounts, respectively, related to the acquired loans and leases from the Crestmark acquisition.
The Company continued to utilize sales of securities and cash flow from its amortizing securities portfolio to fund loan and lease growth. Investment securities totaled $1.41 billion at September 30, 2019, as compared to $2.02 billion at September 30, 2018.
Total gross loans and leases receivable increased $706.4 million, or 24%, to $3.65 billion at September 30, 2019 from $2.94 billion at September 30, 2018, which was primarily attributable to growth in the commercial finance and warehouse finance portfolios.
At September 30, 2019, commercial finance loans, which comprised 52% of the Company's gross loan and lease portfolio, totaled $1.92 billion, reflecting growth of $80.4 million, or 4%, from June 30, 2019.

Community banking loans grew $103.1 million, or 9%, at September 30, 2019 compared to September 30, 2018.
Asset Quality
The Company’s allowance for loan and lease losses was $29.1 million at September 30, 2019, compared to $13.0 million at September 30, 2018, which difference was driven primarily by increases in the allowance in the commercial and consumer finance portfolios of $13.3 million and $2.6 million, respectively. The Company's allowance at September 30, 2019 decreased $14.4 million compared to June 30, 2019, primarily from net charge-offs of $18.5 million during the 2019 fiscal fourth quarter, of which $15.4 million were related to charging-off a majority of the remaining balances of tax services loans. The timing and amount of these net charge-offs within the tax services portfolio are consistent with the same period of the prior year.
The following table presents, for the periods indicated, the allowance for loan and lease loss activity.

(Unaudited)	Three Months Ended			Year Ended
Allowance for loan and lease loss activity	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
(Dollars in thousands)
Beginning balance	$43,505	$48,672	$21,950	$13,040	$7,534
Provision - tax services loans	(9)	914	1,009	24,873	21,344
Provision - all other loans and leases	4,130	8,198	3,697	30,776	8,089
Charge-offs - tax services loans	(15,426)	(9,627)	(11,295)	(25,096)	(21,802)
Charge-offs - all other loans and leases	(3,351)	(5,124)	(3,420)	(17,758)	(4,162)
Recoveries - tax services loans	10	36	31	223	453
Recoveries - all other loans and leases	290	436	1,068	3,091	1,584
Ending balance	$29,149	$43,505	$13,040	$29,149	$13,040
Provision for loan and lease losses was $4.1 million for the quarter ended September 30, 2019, compared to $4.7 million for the comparable period in the prior fiscal year. The decrease in provision was primarily driven by a decrease in loan balances within the consumer finance portfolio, as well as a decrease in provision in the tax services and community bank portfolios to maintain allowance levels. As a partial offset, the provision in the commercial finance portfolio for the quarter ended September 30, 2019 increased year-over-year due to related loan and lease growth. Net charge-offs were $18.5 million for the quarter ended September 30, 2019, compared to $13.6 million for the quarter ended September 30, 2018.
For fiscal year 2019, the Company recorded a provision for loan and lease losses of $55.7 million, compared to $29.4 million for the prior fiscal year, primarily driven by loan and lease growth and increased net charge-offs within the commercial finance portfolio.
The Company’s nonperforming assets at September 30, 2019 were $56.5 million, representing 0.91% of total assets, compared to $51.0 million, or 0.84% of total assets at June 30, 2019 and $41.8 million, or 0.72% of total assets, at September 30, 2018. At September 30, 2019, foreclosed and repossessed assets were $29.5 million, representing 0.48% of total assets, compared to $29.5 million, or 0.48% of total assets at June 30, 2019 and $31.6 million, or 0.54% of total assets, at September 30, 2018. For each of these periods, the outstanding foreclosed and repossessed asset balance was primarily related to a previously disclosed agricultural relationship.
Deposits, Borrowings and Other Liabilities
Total average deposits for the 2019 fiscal fourth quarter increased by $466.6 million, or 11%, compared to the same period in fiscal 2018. Average wholesale deposits increased $265.5 million, or 20%, and noninterest-bearing checking deposits increased $219.9 million, or 9%, for the 2019 fiscal fourth quarter when compared to the same period in fiscal 2018. Average deposits from the payments division increased $271.1 million, or 11%, to $2.63 billion for the 2019 fiscal fourth quarter when compared to the same quarter of fiscal 2018.
The average balance of total deposits and interest-bearing liabilities was $5.15 billion for the three-month period ended September 30, 2019, compared to $4.58 billion for the same period in fiscal 2018, representing an increase of 12%.

Total end-of-period deposits decreased 2% to $4.34 billion at September 30, 2019, compared to $4.43 billion at September 30, 2018. The decrease in end-of-period deposits was primarily a result of decreases in certificates of deposits and noninterest-bearing checking deposits. The decrease in noninterest-bearing checking deposits is related to the cyclicality of the Company's business, as a portion of its noninterest-bearing deposit base can fluctuate depending on the day of the week, primarily related to payroll processing timing. As noted above, average noninterest-bearing checking deposits increased 9% for the 2019 fiscal fourth quarter when compared to the same period in fiscal 2018.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at September 30, 2019 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Company
Tier 1 leverage capital ratio	8.33%	8.05%	7.45%	7.90%	8.50%
Common equity Tier 1 capital ratio	10.35%	10.19%	10.94%	10.10%	10.56%
Tier 1 capital ratio	10.71%	10.55%	11.31%	10.47%	10.97%
Total capital ratio	13.01%	13.22%	14.20%	12.69%	13.18%
MetaBank
Tier 1 leverage capital ratio	9.65%	9.37%	8.42%	9.01%	9.75%
Common equity Tier 1 capital ratio	12.31%	12.22%	12.72%	11.87%	12.50%
Tier 1 capital ratio	12.37%	12.27%	12.76%	11.91%	12.56%
Total capital ratio	13.02%	13.26%	13.92%	12.41%	12.89%
The following table provides non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in Thousands)
Total stockholders' equity	$843,958	$822,901	$823,709	$770,728	$747,726
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	304,020	302,850	302,768	299,037	299,456
LESS: Certain other intangible assets	50,501	53,249	56,456	61,317	64,716
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	15,569	13,858	7,381	4,720	—
LESS: Net unrealized gains (losses) on available-for-sale securities	6,458	2,329	(10,022)	(28,829)	(33,114)
LESS: Non-controlling interest	4,047	3,508	3,528	3,267	3,574
LESS: Unrealized currency gains (losses)	—	—	(242)	(357)	3
Common Equity Tier 1 (1)	463,363	447,107	463,840	431,573	413,091
Long-term debt and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	2,350	2,119	2,064	1,796	2,118
Total Tier 1 capital	479,374	462,887	479,565	447,030	428,870
Allowance for loan and lease losses	29,272	43,641	48,812	21,422	13,185
Subordinated Debentures (net of issuance costs)	73,644	73,605	73,566	73,528	73,491
Total qualifying capital	$582,290	$580,133	$601,963	$541,980	$515,546
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in Thousands)
Total Stockholders' Equity	$843,958	$822,901	$823,709	$770,728	$747,726
Less: Goodwill	309,505	307,941	307,464	303,270	303,270
Less: Intangible assets	52,810	56,153	60,506	66,366	70,719
Tangible common equity	481,643	458,807	455,739	401,092	373,737
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	6,339	2,308	(10,264)	(29,186)	(33,111)
Tangible common equity excluding AOCI (Loss)	$475,304	$456,499	$466,003	$430,278	$406,848
Future Outlook
The Company currently expects full-year fiscal 2020 GAAP earnings per common share to range between $3.30 to $3.50.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on October 24, 2019. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 6288753 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the Crestmark acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption related to the Crestmark acquisition; unanticipated or unknown losses and liabilities may be incurred by the Company following the Crestmark acquisition; the costs, risks and effects on the Company of the ongoing federal investigation and bankruptcy proceedings involving DC Solar Solutions, Inc., DC Solar Distribution, Inc., and their affiliates, including the potential financial impact of those matters on the net book value of Company assets leased to DC Solar Distribution and the Company’s ability to recognize certain investment tax credits associated with such assets; factors relating to the Company’s share repurchase program; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2018, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and per Share Data)

ASSETS	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Cash and cash equivalents	$126,545	$100,732	$156,461	$164,169	$99,977
Investment securities available for sale, at fair value	889,947	961,897	1,081,663	1,340,870	1,484,160
Mortgage-backed securities available for sale, at fair value	382,546	395,201	413,493	354,186	364,065
Investment securities held to maturity, at cost	127,582	138,128	146,992	153,075	163,893
Mortgage-backed securities held to maturity, at cost	7,182	7,414	7,606	7,661	7,850
Loans held for sale	148,777	62,839	59,745	33,560	15,606
Loans and leases	3,658,847	3,631,031	3,437,980	3,329,498	2,944,739
Allowance for loan and lease losses	(29,149)	(43,505)	(48,672)	(21,290)	(13,040)
Federal Home Loan Bank Stock, at cost	30,916	17,236	7,436	15,600	23,400
Accrued interest receivable	20,400	19,722	20,281	22,076	22,016
Premises, furniture, and equipment, net	45,932	46,360	45,457	44,299	40,458
Rental equipment, net	208,537	184,732	140,087	146,815	107,290
Bank-owned life insurance	89,827	89,193	88,565	87,934	87,293
Foreclosed real estate and repossessed assets	29,494	29,514	29,548	31,548	31,638
Goodwill	309,505	307,941	307,464	303,270	303,270
Intangible assets	52,810	56,153	60,506	66,366	70,719
Prepaid assets	9,476	22,023	26,597	31,483	27,906
Deferred taxes	18,884	21,630	19,079	23,607	18,737
Other assets	54,832	52,831	49,754	48,038	35,090
Total assets	$6,182,890	$6,101,072	$6,050,042	$6,182,765	5,835,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing checking	$2,358,010	$2,751,931	$3,034,428	$2,739,757	2,405,274
Interest-bearing checking	185,768	157,802	183,492	128,662	111,587
Savings deposits	49,773	52,179	59,978	52,229	54,765
Money market deposits	76,911	68,604	56,563	54,559	51,995
Time certificates of deposit	109,275	116,698	154,401	170,629	276,180
Wholesale deposits	1,557,268	1,628,000	1,481,445	1,790,611	1,531,186
Total deposits	4,337,005	4,775,214	4,970,307	4,936,447	4,430,987
Short-term borrowings	646,019	146,613	11,583	231,293	425,759
Long-term borrowings	215,838	209,765	99,800	88,983	88,963
Accrued interest payable	9,414	12,350	9,239	11,280	7,794
Accrued expenses and other liabilities	130,656	134,229	135,404	144,034	133,838
Total liabilities	5,338,932	5,278,171	5,226,333	5,412,037	5,087,341

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	378	379	395	394	393
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	580,826	578,715	576,406	572,156	565,811
Retained earnings	252,813	238,004	258,600	228,453	213,048
Accumulated other comprehensive income (loss)	6,339	2,308	(10,264)	(29,186)	(33,111)
Treasury stock, at cost	(445)	(13)	(4,956)	(4,356)	(1,989)
Total equity attributable to parent	839,911	819,393	820,181	767,461	744,152
Non-controlling interest	4,047	3,508	3,528	3,267	3,574
Total stockholders' equity	843,958	822,901	823,709	770,728	747,726
Total liabilities and stockholders’ equity	$6,182,890	$6,101,072	$6,050,042	$6,182,765	$5,835,067

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest and dividend income:
Loans and leases, including fees	$70,628	$69,732	$45,131	$274,528	$98,475
Mortgage-backed securities	2,768	3,063	3,724	11,390	15,479
Other investments	7,432	8,837	11,346	39,811	44,580
	80,828	81,632	60,201	325,729	158,534
Interest expense:
Deposits	10,917	10,395	8,057	46,648	15,163
FHLB advances and other borrowings	4,294	4,269	3,607	14,874	12,822
	15,211	14,664	11,664	61,522	27,985

Net interest income	65,617	66,968	48,537	264,207	130,549

Provision for loan and lease losses	4,121	9,112	4,706	55,650	29,432

Net interest income after provision for loan and lease losses	61,496	57,856	43,831	208,557	101,117

Noninterest income:
Refund transfer product fees	639	6,697	526	39,198	41,879
Tax advance product fees	(70)	34	(36)	34,687	35,703
Card fees	18,043	19,537	19,536	79,982	94,446
Rental income	10,886	9,386	7,333	41,053	7,333
Loan and lease fees	1,107	1,012	1,025	4,292	4,470
Bank-owned life insurance	634	628	638	2,535	2,590
Deposit fees	2,725	2,335	1,487	9,090	4,451
Gain (loss) on sale of securities available-for-sale, net	80	440	(6,979)	729	(8,177)
Gain on sale of loans and leases	1,380	1,913	355	5,244	355
Loss on foreclosed real estate	(93)	—	—	(278)	(19)
Other income	649	1,808	728	6,013	1,494
Total noninterest income	35,980	43,790	24,613	222,545	184,525

Noninterest expense:
Compensation and benefits	38,461	35,176	30,093	155,811	109,044
Refund transfer product expense	48	287	85	7,526	11,750
Tax advance product expense	1	425	81	3,102	1,817
Card processing	5,008	4,613	5,485	23,677	26,283
Occupancy and equipment	7,265	7,136	5,653	28,071	19,740
Operating lease equipment depreciation	7,901	6,029	5,386	26,181	5,386
Legal and consulting	4,968	4,065	6,628	17,310	15,064
Marketing	1,195	368	1,037	2,688	2,674
Data processing	453	260	268	1,471	1,226
Intangible amortization	3,358	4,374	3,564	17,711	9,641
Impairment expense	—	—	18	9,660	18
Other expense	7,485	9,735	8,342	39,952	25,589
Total noninterest expense	76,143	72,468	66,640	333,160	228,232

Income before income tax expense	21,333	29,178	1,804	97,942	57,410

Income tax (benefit) expense	(130)	(1,158)	(7,591)	(3,374)	5,117

Net income before noncontrolling interest	21,463	30,336	9,395	101,316	52,293
Net income attributable to noncontrolling interest	1,268	1,045	673	4,312	673
Net income attributable to parent	$20,195	$29,291	$8,722	$97,004	$51,620

Earnings per common share(1)
Basic	$0.53	$0.75	$0.24	$2.49	$1.68
Diluted	$0.53	$0.75	$0.24	$2.49	$1.67
Shares used in computing earnings per share(1)
Basic	37,868,788	38,903,266	35,711,400	38,880,919	30,737,499
Diluted	37,912,616	38,977,690	35,823,162	38,921,637	30,853,050

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2019			2018
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash and fed funds sold	$68,435	$505	2.93%	$60,946	$532	3.47%
Mortgage-backed securities	396,075	2,768	2.77%	543,042	3,724	2.72%
Tax exempt investment securities	555,285	2,743	2.48%	1,314,380	8,069	3.23%
Asset-backed securities	307,080	2,615	3.38%	273,625	2,251	3.26%
Other investment securities	204,695	1,569	3.04%	70,380	494	2.79%
Total investments	1,463,135	9,695	2.83%	2,201,427	14,538	3.09%
Commercial finance loans and leases	1,882,699	44,375	9.35%	1,091,459	27,035	9.83%
Consumer finance loans	381,165	8,268	8.61%	245,405	5,043	8.15%
Tax services loans	21,445	(13)	(0.25)%	13,210	(14)	(0.41)%
Warehouse finance loans	249,022	3,913	6.24%	57,228	879	6.09%
National lending loans and leases	2,534,331	56,543	8.85%	1,407,302	32,943	9.29%
Community banking loans	1,195,214	14,085	4.68%	1,075,586	12,188	4.50%
Total loans and leases	3,729,545	70,628	7.51%	2,482,888	45,131	7.21%
Total interest-earning assets	5,261,115	$80,828	6.15%	4,745,261	$60,201	5.25%
Non-interest-earning assets	869,171			635,317
Total assets	$6,130,286			$5,380,578

Interest-bearing liabilities:
Interest-bearing checking	155,099	136	0.35%	90,627	56	0.24%
Savings	49,846	9	0.07%	55,163	10	0.07%
Money markets	71,793	157	0.86%	49,822	41	0.33%
Time deposits	115,036	601	2.07%	214,946	926	1.71%
Wholesale deposits	1,593,616	10,014	2.49%	1,328,128	7,024	2.10%
Total interest-bearing deposits	1,985,390	10,917	2.18%	1,738,686	8,057	1.84%
Overnight fed funds purchased	336,457	1,999	2.36%	362,076	2,051	2.25%
FHLB advances	115,707	713	2.44%	—	—	—%
Subordinated debentures	73,618	1,162	6.26%	73,466	1,158	6.25%
Other borrowings	45,302	420	3.68%	31,593	398	5.00%
Total borrowings	571,084	4,294	2.98%	467,135	3,607	3.06%
Total interest-bearing liabilities	2,556,474	15,211	2.36%	2,205,821	11,664	2.10%
Non-interest-bearing deposits	2,595,386	—	—%	2,375,499	—	—%
Total deposits and interest-bearing liabilities	5,151,860	$15,211	1.17%	4,581,320	$11,664	1.01%
Other non-interest-bearing liabilities	144,703			146,148
Total liabilities	5,296,563			4,727,468
Shareholders' equity	833,723			653,110
Total liabilities and shareholders' equity	$6,130,286			$5,380,578
Net interest income and net interest rate spread including non-interest-bearing deposits		$65,617	4.98%		$48,537	4.24%

Net interest margin			4.95%			4.05%
Tax equivalent effect			0.05%			0.22%
Net interest margin, tax-equivalent(3)			5.00%			4.27%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2019 was 21%.
(2) Tax rate used to arrive at the TEY for the three months ended September 30, 2018 was 24.53%.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully-taxable-equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information
As of and for the three months ended:	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Equity to total assets	13.65%	13.49%	13.61%	12.47%	12.81%
Book value per common share outstanding	$22.32	$21.72	$20.88	$19.56	$19.09
Tangible book value per common share outstanding	$12.74	$12.11	$11.55	$10.18	$9.54
Tangible book value per common share outstanding excluding AOCI	$12.57	$12.05	$11.81	$10.92	$10.39
Common shares outstanding	37,807,064	37,878,205	39,450,938	39,405,508	39,167,280
Non-performing assets to total assets	0.91%	0.84%	0.68%	0.73%	0.72%
Non-performing loans and leases to total loans and leases	0.70%	0.57%	0.28%	0.42%	0.35%
Net interest margin	4.95%	5.07%	5.06%	4.60%	4.05%
Net interest margin, tax-equivalent	5.00%	5.15%	5.18%	4.76%	4.27%
Return on average assets	1.32%	1.91%	1.89%	1.03%	0.65%
Return on average equity	9.69%	14.17%	16.18%	8.19%	5.34%
Full-time equivalent employees	1,186	1,218	1,231	1,229	1,219

Quarterly Amortization of Intangibles Expense
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021

Amortization of Intangibles(1)	$3,358	$2,675	$3,400	$2,632	$2,277	$2,008	$2,752	$2,008	$1,756
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.

About Meta Financial Group®
Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, commercial finance, tax services, community banking and consumer lending. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com